F.N.B. Corporation Announces Director Retirement
Peter Mortensen to Conclude More Than Fifty Years of Service

Hermitage, PA – December 20, 2010 – F.N.B. Corporation today announced the retirement of Peter Mortensen, long-time board member, who will not seek re-election to F.N.B. Corporation’s Board of Directors when his term expires in May 2011. Mortensen has a rich history of leadership with F.N.B. Corporation, spanning more than fifty years.

Mortensen’s executive experience with F.N.B. Corporation has included positions as Chief Executive Officer and President of the Corporation’s banking subsidiary, First National Bank of Pennsylvania (1972-1987), Chairman of the Corporation (1988-2007) and Chairman of First National Bank (1988-2004).

“Pete’s guidance throughout the years had a significant impact in building the Corporation to what it is today,” stated Stephen J. Gurgovits, President and CEO of F.N.B. Corporation. “We truly thank him for his contributions.”

F.N.B. Corporation also issued a statement of appreciation to Mortensen for his leadership and years of dedicated service. The Corporation will not replace Mortensen after his retirement and will operate with a 14-member board of directors.

About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.0 billion as of September 30, 2010. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania and Florida.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.

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